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Press Release

Contacts: Mel Payne, Chairman & CEO Joe Saporito, CFO Carriage Services, Inc. 713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS THIRD QUARTER RESULTS
Earnings were $0.05 per diluted share
Earnings before special items were $0.04 per diluted share
Company reaffirms 2003 estimates

October 29, 2003—HOUSTON—Carriage Services, Inc. (NYSE: CSV) today reported financial results for the three- and nine-month periods ended September 30, 2003. Results for the third quarter 2003 versus management's previous estimates were as follows:

  •
  Revenues of $35.7 million compared to previous estimate of $34 to $37 million

  •
  EBITDA of $8.5 million exceeded previous estimate of $7 to $8 million, consisting of pre-tax earnings before special items of $1.1 million plus interest expense and depreciation and amortization expenses of $4.4 million and $3.0 million, respectively

  •
  Diluted EPS of $0.04 before special items exceeded previous estimate of $0.02 to $0.03 per share

  •
  Special items recorded in the third quarter consisted of gains on the sales of business assets and a charge to write off loan costs on the prior bank credit facility equal to $0.01 of net income per diluted share

        "We again met or exceeded our published estimates for the quarter. We are pleased with the increase in our same-store funeral revenues, the performance of our cemetery operations and the continued decrease in debt for the third quarter. However, we believe our funeral operations have the potential to generate better financial results and this will continue to be our primary focus," stated Melvin C. Payne, Chairman and Chief Executive Officer. "During the third quarter of 2003, we generated cash flow from operating activities of $2.6 million, which includes the benefit from the deferral of the interest payments on the TIDES preferred securities of $1.7 million. Additionally, we generated $0.7 million from asset sales. The combination of these sources of cash flow allowed the Company to fund $1.4 million in capital improvements, pay $0.6 million in fees related to the new bank credit facility and reduce total debt by $1.2 million from $140.9 million at June 30, 2003 to $139.7 million at September 30, 2003. The reduction in outstanding debt during the last twelve months resulted in a reduction of interest expense of $0.4 million in the third quarter of 2003 compared to the third quarter of 2002."

        The following provides a reconciliation of the earnings before special items to net income:

	Income Before Taxes	Net Income	Diluted Earnings Per Share
Net income, excluding special items	$1,127	$705	$0.04
Special items	226	141	0.01

Net income	$1,353	$846	$0.05

        Special items recorded during the third quarter of 2003, equal to after-tax net income of $0.01 per diluted share, consisted of gains totaling $373,000 from the sales of two businesses and a tract of real estate net of a charge in the amount of $147,000 to write off the remaining loan costs on the prior bank credit facility. As discussed in the Other section on page 4, general and administrative expenses for the third quarter of 2002 included charges which were not present in the current year equal to $1.2 million or $.04 per diluted share. The decrease in EPS, after eliminating these special items and charges from each period, of $.03 per diluted share is attributable to decreased margins in our funeral operations.

  Funeral Operations

        Financial results for the third quarter of 2003 for Carriage's funeral operations compared to the same period last year were as follows:

  •
  Funeral revenues were $26.9 million compared to $27.5 million in the prior year period

  •
  Same store funeral revenues increased 0.5 percent to $26.5 million from $26.3 million

  •
  Same store funeral contracts decreased 0.6 percent to 5,588 from 5,623

  •
  Same store average revenue per contract increased 1.1 percent to $4,736 from $4,685"Generally, our third quarter 2003 revenues were comparable with the prior year quarter. The slight decline in our same-store funeral volume of 35 contracts was more than offset by our higher average value per contract," stated Mr. Payne. "Historically, we have disclosed same-store comparisons using calls, which are contracts with a value of $1,500 and greater. We are now presenting same-store comparisons using all contracts as it provides a complete representation of our funeral revenues. Our ability to realize a 1.1 percent increase in the average value of each contract was particularly good in a quarter in which the percent of funeral services related to cremation increased 200 basis points from 28.2 percent in the third quarter of 2002 to 30.2 percent in the third quarter of 2003. The average price of Carriage's cremation services decreased 0.9 percent for the quarter year over year while the average price of the burial and other contracts increased 2.0 percent.

        "Lower revenues and higher costs and expenses negatively impacted the funeral gross profit during the quarter. In comparison, funeral gross profit decreased approximately $1.2 million from the third quarter of 2002. Carriage, along with many other companies, is experiencing higher insurance costs and property taxes, as well as higher bad debts from weaknesses in the economy. Depreciation expense and funeral merchandise costs were also slightly higher compared to the prior year quarter.

        "On a year-to-date basis, funeral revenues decreased 3.5 percent and same-store revenue decreased 2.0 percent, composed of a volume decline of 3.6 percent and an increase in the average per contract of 1.6 percent. Funeral gross margin has decreased 410 basis points to 25.3 percent largely on the weakness in same-store volumes in the first quarter of 2003 and higher operating costs.

        "We have recently realigned management responsibilities in our funeral organization. I have assumed leadership of funeral operations and Jay Dodds will be focusing his efforts on our businesses in the Western Region. Jim Benard has accepted the additional role of leading the preneed funeral activities. We are reviewing both our funeral organization and operations with the goal of making changes to generate market share gains and improve financial performance in the future."

Cemetery Operations

        Key indicators for Carriage's cemetery operations and financial results for the third quarter when compared to the same period last year are as follows:

  •
  Cemetery revenues increased 2.5 percent to $8.8 million from $8.6 million

  •
  Same store cemetery revenue increased 2.5 percent"Our Cemetery revenues and gross profits have continued to be strong in a preneed sales period made difficult by current economic conditions," stated Mr. Payne. "Cemetery revenues were positively impacted by $0.5 million from the completion of mausoleums in which sales had previously been deferred. Financial revenues (trust earnings and finance charges on the installment contracts) and deliveries of preneed merchandise and services declined $0.1 million and $0.3 million, respectively, compared to the third quarter of the prior year. Cemetery costs and expenses were $0.2 million higher than the third quarter of 2002, roughly equal to the cost allocated to the mausoleum spaces sold and recognized upon the completion of construction.

        "On a year-to-date basis, cemetery revenues have increased 1.9 percent and cemetery gross margin has increased 310 basis points to 27.0 percent."

Other

        General and administrative costs decreased $1.0 million in comparing the third quarter of 2002 to the third quarter of 2003 primarily because the 2002 period included a $0.7 million charge related to the termination of an employment agreement with a former corporate officer and $0.5 million in professional fees incurred in connection with changes in tax accounting methods.

        Interest expense decreased by approximately $0.4 million in the third quarter compared to the prior year period because the average debt outstanding has decreased by approximately $15.8 million, equal to 10.2 percent, since the third quarter of 2002.

        As previously reported, the year-to-date results for 2002 included a $12.8 million ($0.73 per diluted share) benefit from the reversal of a deferred tax valuation allowance that was originally recorded in 2000. No Federal income taxes were paid in 2002 and 2003 because the Company has a net operating loss carry forward for Federal income tax purposes.

Outlook

        Carriage provides its full year 2003 outlook and provides fourth quarter estimates. For the fourth quarter of 2003, Carriage expects revenues to range between $37 million and $42 million, EBITDA to range between $8 million and $10 million, and earnings before any special charges and other items to range between $0.08 to $0.13 per diluted share. Carriage expects revenues for the full year 2003 to range between $149 million and $154 million, EBITDA before special charges to range between $38 million and $40 million, earnings before special charges to range between $0.35 and $0.40 per share and free cash flow to range between $8 million and $11 million. Including cash flow from dispositions and other sources, Carriage expects to reduce debt to between $134 million and $136 million at year end 2003. The debt targets have been revised upward by $4 million for dispositions that are no longer expected to occur this year.

Third Quarter Conference Call Information

        Carriage Services has scheduled a conference call today at 10:30 a.m. eastern time. To participate in the call, dial 303-205-0055 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 5, 2003. To access the replay, dial 303-590-3000 and enter the pass code 557601.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

        Carriage Services is the fourth largest publicly traded death care company. As of October 29, 2003, Carriage operates 139 funeral homes and 30 cemeteries in 29 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report and Form 10-K for the year ended December 31, 2002, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company's Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

—Tables to follow—

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	09/30/02	09/30/03	09/30/02	09/30/03
Funeral revenues	$27,521	$26,883	$89,060	$85,939
Funeral costs and expenses	20,351	20,877	62,919	64,189

Funeral gross profit	7,170	6,006	26,141	21,750
Funeral gross margin	26.1%	22.3%	29.4%	25.3%
Cemetery revenues	8,601	8,818	25,834	26,335
Cemetery costs and expenses	6,531	6,724	19,663	19,217

Cemetery gross profit	2,070	2,094	6,171	7,118
Cemetery gross margin	24.1%	23.7%	23.9%	27.0%
Total revenues	36,122	35,701	114,894	112,274
Total costs and expenses	26,882	27,601	82,582	83,406

Total gross profit	9,240	8,100	32,312	28,868
Total gross margin	25.6%	22.7%	28.1%	25.7%
General and administrative expenses	3,619	2,620	8,475	7,708
Special Charges & Other	—	(226)	—	(534)

Operating income	5,621	5,706	23,837	21,694
Operating margin	15.6%	16.0%	20.7%	19.3%
Interest expense, Debt	3,101	2,669	9,450	8,346
Interest expense, TIDES	1,675	1,684	5,023	5,032

Total interest expense and financing costs	4,776	4,353	14,473	13,378
Income before income taxes	845	1,353	9,364	8,316
Provision for income taxes before the reduction of the deferred tax asset valuation allowance	325	507	3,607	3,118

Net income before the reduction of the deferred tax asset valuation allowance	520	846	5,757	5,198
Reduction in the deferred tax asset valuation allowance	—	—	(12,800)	—

Net income for common stockholders	$520	$846	$18,557	$5,198

Basic earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.03	$0.05	$0.34	$0.30
Reduction of deferred tax valuation allowance	0.00	0.00	0.76	0.00

Net income	$0.03	$0.05	$1.10	$0.30

Diluted earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.03	$0.05	$0.33	$0.29
Reduction of deferred tax valuation allowance	0.00	0.00	0.73	0.00

Net income	$0.03	$0.05	$1.06	$0.29

Weighted average number of common shares outstanding:
Basic	16,978	17,496	16,940	17,409

Diluted	17,367	17,832	17,439	17,752

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2003
(unaudited)
(in thousands, except days sales and debt ratios)

Selected Balance Sheet Data:	12/31/2002	9/30/2003
Working Capital (Deficit)	$(1,598)	$(20,205)(2)
Total Assets	703,754	695,932
Total Outstanding Debt	149,094	139,742
Total Convertible Preferred Securities	90,193	90,294
Total Stockholders' Equity	98,091	104,326
Days sales in funeral accounts receivable	27.1	25.1
Debt to total capitalization(1)	44.2	41.8
Debt to EBITDA (rolling twelve months)(1)	3.54	3.40
Selected Cash Flow Data:	Three months ended 9/30/2003	Nine months ended 9/30/2003
Cash provided by operating activities before interest payments	$6,978	$23,885
Interest Paid	(4,379)	(13,627)
Capital expenditures	(1,374)	(5,081)

Free Cash Flow	$1,225	$5,177

Net borrowing (payments) on debt	$(1,204)	$(9,227)
(1)
- Debt is outstanding debt at balance sheet date. Convertible preferred securities are classified as equity.

(2)
- Primarily attributable the classification of the Series A Senior Notes in the current liability section for the 2003 period.

QuickLinks

CARRIAGE SERVICES REPORTS THIRD QUARTER RESULTS Earnings were $0.05 per diluted share Earnings before special items were $0.04 per diluted share Company reaffirms 2003 estimates
CARRIAGE SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except per share amounts)
CARRIAGE SERVICES, INC. Selected Financial Data September 30, 2003 (unaudited) (in thousands, except days sales and debt ratios)